UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

UNIONBANCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15081	94-1234979
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

400 California Street

San Francisco, CA 94104-1302

(Address of principal executive offices) (Zip Code)

Tel. (415) 765-2969

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On April 30, 2010, Union Bank, N.A. (the “Bank”), the wholly-owned bank subsidiary of UnionBanCal Corporation (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of Frontier Bank (“Frontier”), Everett, Washington and the FDIC in its corporate capacity, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Frontier.

Pursuant to the Agreement, the Bank acquired approximately $3.2 billion in assets, including approximately $2.8 billion in loans and other real estate owned, which are covered under a loss share agreement with the FDIC.  The Bank also assumed approximately $2.5 billion in deposits.  These amounts are estimates, subject to adjustment based upon final settlement with the FDIC.  All assets and liabilities were purchased at Frontier’s book value as of closing, with certain exceptions.  The deposits were acquired without a premium and the assets were acquired at a discount to Frontier’s book value of 11%.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, copies of which are attached hereto as Exhibit 2.1.

Item 9.01  Financial Statements and Exhibits

a. Financial Statements of Business Acquired.

To the extent that financial statements are required by this Item, such financial statements will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

b. Pro Forma Financial Information.

To the extent that pro forma financial information is required by this Item, such pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

d.  Exhibits.

2.1  Purchase and Assumption Agreement by and among the Federal Deposit Insurance Corporation as Receiver of Frontier Bank, the Federal Deposit Insurance Corporation and Union Bank, N.A., dated as of April 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2010

UNIONBANCAL CORPORATION

By: /s/ JOHN F. WOODS

John F. Woods
Vice Chairman and Chief Financial Officer
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1

Purchase and Assumption Agreement by and among the Federal Deposit Insurance Corporation as Receiver of Frontier Bank, the Federal Deposit Insurance Corporation and Union Bank, N.A., dated as of April 30, 2010.